Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Wallbox N.V. on Form F-1 of our report dated January 20, 2021, which includes an explanatory paragraph as to Kensington Capital Acquisition Corp. II’s ability to continue as a going concern, with respect to our audit of the financial statements of Kensington Capital Acquisition Corp. II as of January 8, 2021 and for the period from January 4, 2021 (inception) through January 8, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 29, 2021